Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-168347 on Form F-3 of our reports dated May 21, 2013, relating to the consolidated financial statements of Vodafone Group Plc and subsidiaries (the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2013.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

June 7, 2013